Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Cheryl R. Johnson                              Edwin B. Cordell
         Vice President, Investor Relations      Chief Financial Officer
         Novoste Corporation                     Novoste Corporation
         (770) 717-6052                          (770) 717-6053

      NOVOSTE ANNOUNCES FOURTH QUARTER AND YEAR END 2000 FINANCIAL RESULTS

                * TOTAL REVENUES INCREASED 276% OVER PRIOR YEAR *

NORCROSS, Georgia -- (January 29, 2001) -- Novoste Corporation (Nasdaq: NOVT) today reported its financial results for the fourth quarter and year ended December 31, 2000.

For the quarter ended December 31, 2000, net revenue was $3,280,000, compared to $1,446,000 reported in the third quarter and $619,000 in the fourth quarter of 1999. For the year ended December 31, 2000, net revenue was $6,863,000, a 276% increase compared to $1,823,000 in 1999. The increase in revenue was due to continued sales growth in international markets, particularly in Germany, and the market launch of the Company's Beta-Cath(TM) System in the United States in November 2000.

Net loss for the fourth quarter was $10,041,000, or $(0.63) per share, compared to a net loss of $7,354,000, or $(0.52) per share for the same period last year. Net loss for 2000 was $33,073,000 or $(2.13) per share, compared to a net loss of $30,920,000 or $(2.30) per share for the previous year. The increase in net loss for the fourth quarter and the year was primarily related to the expenditures incurred to support U.S. commercialization of the Beta-Cath(TM) System, such as building a direct sales force, training customers, and ramping up manufacturing activity. Novoste ended the year with $57.2 million in cash and cash equivalents.

"The year 2000 was an exceptional year for Novoste," said William A. Hawkins, Novoste's president and chief executive officer. "In the first quarter of the year, we announced the results of the START Trial, the pivotal trial which validated the safety and effectiveness of the Beta-Cath(TM) System in treating patients with blocked stents. Novoste then received FDA approval for its device and initiated product shipments in November, several months prior to expectations."

Commenting further, Mr. Hawkins stated, "Our investment in clinical trials, manufacturing readiness, and, more recently, a national sales force has led to a very strong launch of the Beta-Cath(TM) System in the U.S. We are very optimistic and enthusiastic about the rapid therapy adoption that is occurring with the Beta-Cath(TM) System. As predicted, beta radiation is proving to be a therapy which is practical and desirable for the many patients who suffer from in-stent restenosis."

The Company will host a conference call this morning at 11:00 a.m. (Eastern) to further discuss its financial results and company outlook. You may access the conference call on the Investor Relations portion of the Company's website at http://www.novoste.com. Listeners are advised to visit the website at least 20 minutes early to download and install any necessary audio software. An archived copy of the call will be available for a period of one week.

Novoste Corporation, based in Atlanta, Ga., is a leader in the new field of vascular brachytherapy (radiation therapy) to reduce the incidence of restenosis. The company's Beta-Cath(TM) System is commercially available in the United States, as well as in the European Union and several other countries. For information on how to purchase the Beta-Cath(TM) System, please call 1-800-NOVOSTE (1-800-668-6783). For general company information, please call
(770) 717-0904 or visit the company's web site at www.novoste.com.

The forward-looking statements included in this news release reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties, such as timing and receipt of regulatory approvals, continued market acceptance of the Beta-Cath(TM) System, and continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, and other risks detailed in documents filed by Novoste with the SEC including its S-3 registration statement and Forms 10-K, 10-Q and 8-K.

                        -FINANCIAL HIGHLIGHTS TO FOLLOW-

                               NOVOSTE CORPORATION

                        CONDENSED STATEMENT OF OPERATIONS

                                  Three Months Ended December 31,    Twelve Months Ended December 31,
                                        2000            1999               2000            1999
                                  -------------------------------    --------------    --------------
Net Revenue                         $  3,279,912    $    618,695       $  6,863,487    $  1,823,394
Cost of Sales                          1,996,613         425,452          4,591,508       1,642,395
                                    ------------    ------------       ------------    ------------
Gross Margin                           1,283,299         193,243          2,271,979         180,999
                                    ------------    ------------       ------------    ------------
Operating expenses
   Research and development            3,144,788       4,938,240         17,118,976      22,889,182
   Sales and marketing                 7,121,966       2,086,634         15,650,756       6,606,337
   General and administrative          2,050,169       1,043,869          6,321,186       3,775,154
                                    ------------    ------------       ------------    ------------
Total operating expenses              12,316,923       8,068,743         39,090,918      33,270,673
                                    ------------    ------------       ------------    ------------
Loss from operations                 (11,033,624)     (7,875,500)       (36,818,939)    (33,089,674)
Interest income                          993,008         521,832          3,745,466       2,169,462
                                    ------------    ------------       ------------    ------------
Net loss                            $(10,040,616)   $ (7,353,668)      $(33,073,473)   $(30,920,212)
                                    ============    ============       ============    ============
Net loss per share                  $      (0.63)   $      (0.52)      $      (2.13)   $      (2.30)
                                    ============    ============       ============    ============
Shares used in computing net loss
per share                             16,037,737      14,193,719         15,562,772      13,433,226
                                    ============    ============       ============    ============

                            CONDENSED BALANCE SHEETS

                                                         December 31,    December 31,
                                                             2000            1999
                                                         -----------     -----------
ASSETS
Current assets
   Cash, cash equivalents and short-term investments     $57,167,834     $41,423,692
   Other current assets                                    6,203,851       3,699,527
                                                         -----------     -----------
Total current assets                                      63,371,685      45,123,219
Property and equipment, net                                7,277,734       3,509,203
Radiation and transfer devices                             5,561,869              --
Other assets                                                 942,427         734,980
                                                         -----------     -----------
Total assets                                             $77,153,715     $49,367,402
                                                         ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                      $ 9,711,070     $ 6,302,558
Long term liabilities                                        400,526              --
Stockholders' equity                                      67,042,119      43,064,844
                                                         -----------     -----------
Total liabilities and stockholders' equity               $77,153,715     $49,367,402
                                                         ===========     ===========

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